          As filed with the Securities and Exchange Commission on March 11, 1998
                                            Registration Statement No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                              MEDICALCONTROL, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                          (State or other jurisdiction
                       of incorporation or organization)

                                   75-2297429
                      (I.R.S. Employer Identification No.)

                                --------------

                        8625 KING GEORGE DR., SUITE 300
                              DALLAS, TEXAS 75235
                                 (214) 630-6368
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                --------------

             JOHN WARD HUNT, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              MEDICALCONTROL, INC.
                        8625 King George Dr., Suite 300
                              DALLAS, TEXAS 75235
                                 (214) 630-6368
           (Name, address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                --------------

                        Copies of all communications to:

--------------------------------------------------------------------------------
                            STEPHANIE L. MCVAY, ESQ.
                              MEDICALCONTROL, INC.
                         8625 KING GEORGE DR. SUITE 300
                              DALLAS, TEXAS  75235
                           TELEPHONE: (214) 630-6368
                           FACSIMILE: (214) 905-5155
--------------------------------------------------------------------------------

     Approximate date of proposed sale to the public:

     As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interested reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

                             CALCULATION OF REGISTRATION FEE

==============================================================================================

Title of Securities  Amount to be    Proposed             Proposed              Amount of
to be registered     registered(1)   maximum offering     maximum             registration fee
                                     price per share(2)   aggregate offering
                                                          price(2)

==============================================================================================

Common Stock,        200,000 shares  $5.125               $1,025,000          $303.00
$.01 par value

----------------------------------------------------------------------------------------------

     (1) Pursuant to Rule 416, this Registration Statement covers any additional shares of Common Stock ("shares") which become issuable by reason of any stock dividend stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

     (2) Estimated solely for the purpose of computing the amount of the registration fee under Rule 457 of the Securities Act of 1933, as amended, based on the last sales price of the Common Stock of MedicalControl, Inc. as reported on the Nasdaq National Market within five business days prior to the date of filing of the Registration Statement.

     THE REGISTRATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     SUBJECT TO COMPLETION, MARCH 11, 1998

PROSPECTUS

                                 200,000 Shares
                                OF COMMON STOCK

                              MEDICALCONTROL, INC.

     This Prospectus relates to the public offering by the Seller Stockholder (as hereinafter defined) of up to 200,000 shares of common stock, $.01 par value per share (the "Common Stock"), of MedicalControl, Inc., a Delaware corporation (the "Company"). The 200,000 shares of Common Stock (collectively, the "Shares"), when sold, will be sold by and for the account of the Selling Stockholder named herein (the "Seller Stockholder"). See "Selling Stockholder." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

     The Selling Stockholder directly or through agents, dealers or underwriters may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the Shares to be sold, purchase price, offering price, the name of any agent, dealer or underwriter and any applicable commission or discount with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement. The aggregate proceeds to the Selling Stockholder from the sale of the Shares sold by it pursuant to this Prospectus will be the purchase price of such Shares less any commissions. See "Plan of Distribution." The Selling Stockholder reserves the sole right to accept or to reject, in whole or in part, any proposed purchase of its Shares. All expenses relating to the distribution of the Shares are to be borne by the Company, other than commissions, concessions and discounts of underwriters, dealers or agents of the Selling Stockholder.

     The Selling Stockholder, and any dealers, agents or underwriters that participates with the Selling Stockholder in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is listed on the Nasdaq National Market. On March 6, 1998, the closing sales price of the Common Stock as reported on the Nasdaq National Market was $5.125 per share.

     PURCHASE OF THE SHARES IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

                                 _____________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                                 _____________

                  THE DATE OF THIS PROSPECTUS IS _____________

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 219 South Dearborn Street, Chicago, Illinois 60604; 7 World Trade Center, New York, New York 10048; and 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company furnishes annual reports to its stockholders which include audited financial statements. The Company may also furnish quarterly financial statements to its stockholders and such other reports as may be authorized by its Board of Directors.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference in this Prospectus:

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (including its consolidated balance sheets as of December 31, 1996 and 1995, consolidated statements of operations, stockholders' equity and cash flows for the years then ended, together with the report of independent public accountants, contained on pages F-1 through F-15) filed pursuant to
Section 13 (a) of the Exchange Act;

     (2) The Company's Report on Form 10-QSB for the fiscal quarter ended September 30, 1997;

     (3) The Company's definitive Proxy Statement for the Annual Meeting of Stockholders of the Company held May 14, 1997;

     (4) The description of the Common Stock that is contained in the Company's Registration Statement on Form 8-A, as amended, under the Exchange Act (File No. 1-11922) and its Registration Statement on Form SB-2 under the Securities Act (File No. 33-58334-FW), including any amendments or reports filed for the purpose of updating such descriptions; and

     (5) All other reports and subsequent reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents, excluding those portions of such documents not deemed filed. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any subsequently filed supplement to this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to J. Ward Hunt, President, MedicalControl, Inc., 8625 King George Drive, Suite 300, Dallas, Texas 75235, telephone (214) 630-6368.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The Company desires to take advantage of the "safe harbor" provisions contained in Section 27A of the Private Securities Litigation Reform Act of 1995 and is including this statement in this Prospectus in order to do so. From time to time the Company's management may wish to make forward-looking statements based upon management expectations, to inform more fully existing and potential shareholders regarding various matters, including without limitation, projections regarding future income, completion of networks, future growth, as well as predictions as to the timing and success of specific projects. Such forward looking statements are generally accompanied by words such as "believes," "anticipates," "estimate," "predict" or "expect" and similar expressions that convey the uncertainty of future events or outcomes.

The factors identified in this statement are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. The Company cautions that the forward-looking statements are subject to all the risks and uncertainties discussed under the captions "Risk Factors." Such statements are subject to certain risks and uncertainties, over which the Company has no control, which could cause actual results to differ materially from those projected. Such forward looking information could be affected by changes in laws and regulations, interest rates, the rate of sales growth, price and product competition, new product introduction and social and economic conditions, such as increased competition in the managed care or healthcare industry and the amount, type and cost of financing available to the Company. Unpredictable or unknown factors not discussed herein could also have material adverse effects on forward-looking projections. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company, in this Prospectus, as well as the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-KSB filed with the Securities and Exchange Commission.

                                  RISK FACTORS

     The Shares being offered by this Prospectus involve a high degree of risk. Prior to investing in the Shares, prospective investors should consider carefully the following risks and speculative factors, together with other information in this Prospectus.

RECENT REVENUE DECLINE

     For the year ended December 31, 1996, the Company had a 14% decline in revenues compared to the year ended December 31, 1995. Net revenues for the nine months ended September 30, 1997, decreased 8%, compared to the same period in 1996. These revenue declines were primarily due to client turnover, management's focus on eliminating marginal or unprofitable business and fluctuations in the relative mix of hospital versus physician claims. The Company completed three acquisitions in 1994 (one of which was subsequently sold) which expanded the nature and scope of the Company's operations. In view of the Company's significant growth by acquisitions during 1994 and subsequent sale of a subsidiary in 1995, the Company believes that period-to-period comparisons of its financial results may not necessarily be meaningful and should not be relied upon as an indication of future performance. There can be no assurance that revenue will not further decline or profitable operations can be sustained on a quarterly or annual basis in the future.

DEPENDENCE ON KEY CLIENTS

     The Company has contracts with several clients, which account for a substantial portion of its total revenues. The Company's two largest clients, in the aggregate, accounted for approximately 17%, 12%, and 16%, respectively, of the Company's net revenues for the fiscal years ended December 31, 1996, 1995 and 1994. The loss of any one or more of these principal customers could have a material adverse effect on the operating results of the Company. Subject to anticipated fluctuations in the relative contribution of each of these clients, the Company expects that the combined volume of these clients as a percentage of revenues through 1998 will be comparable with prior periods. Although there can be no assurance, the Company does not expect the net results of the change in volumes of these clients to have a material effect on the Company's results from operation.

COMPETITION

     The Company competes with national and local organizations who have developed PPOs (as defined herein) and TPAs (as defined herein) as well as with major insurance carriers. The industry is highly competitive and significant consolidation has occurred within the industry, creating stronger competitors. The current competitive environment may limit the Company's ability to price its products at levels the Company believes are appropriate. The Company's managed care division also faces competition from hospitals, healthcare facilities and other healthcare providers who have combined and formed their own networks to contract directly with employer groups and other prospective customers for the delivery of healthcare services. Large employer groups have demanded a variety of healthcare options, such as traditional indemnity insurance, HMOs, point-of-service plans and PPOs, offered either through self-funding or third parties. The Company competes with providers of all of these products, many of which have substantially greater financial resources than the Company. The Company believes that a limited number of companies provide all of the services offered by the Company within the geographic areas in which the Company presently operates. The Company's managed care division may encounter competition from companies with broader networks, narrower networks (which allow for greater cost control and lower prices), greater market share or more established marketplace name or reputation. These competitive factors could adversely effect the Company's financial results. The Company's TPA division may encounter competition from larger TPAs with greater resources and regional TPAs with greater market penetration. Both divisions of the Company will be subject to significant competition in any new geographic areas they may enter.

     "Indemnity insurance" is the "traditional" insurance plan that pays specific benefit to an insured individual to reimburse them for a portion of the cost of medical care. Reimbursement for medial care in this situation is based on the providers' regular charges to the public and the insureds are not limited with regard to choice of providers. "Health maintenance organizations" ("HMOs") are managed healthcare plans that require its members, with the exception of certain medical emergency situations, to use the services of specific designated physicians, hospitals or other providers for their healthcare needs.
Restriction of access to a limited number of providers allows the HMO to control the utilization of services and resources in the delivery of care. One of the methodologies employed by HMOs to reward providers with cost-effective management of care is through "capitation." "Capitation" is a provider payment methodology that reimburses each provider a fixed monthly fee per member per month for the total cost of all care for enrolled patients regardless of utilization. "Point of service" plans offer an individual the choice to seek services from a participating provider or any other provider of their choice each time services are rendered. Utilization of a participating provider will provide the member with a higher level of reimbursement than the use of a non-participating provider. "Preferred provider organizations", including the Company, offer employers and healthcare purchasers access to a broad network of facilities and physicians who have agreed, by contract, to provide services at a fixed rate or at discounted rates from their standard fees. In such PPO arrangements, the cost of care is borne by the self-insured employer or benefit plan and not the PPO.

     The major competitors of the Company vary depending on the market served by the Company on behalf of its particular clients. In general, the Company typically encounters competition from large insurance companies and Blue Cross plans when the Company solicits new clients for business.

GOVERNMENT REGULATION AND HEALTHCARE REFORM

     The managed healthcare industry is not highly regulated at present. Since 1993, many competing proposals have been introduced in Congress and various state legislatures have called for general healthcare market reforms to increase the access and availability of group health insurance and to require that all businesses offer health insurance coverage to their employees. It is uncertain what additional healthcare reform legislation, if any, will ultimately be implemented or whether other changes in the administration or interpretation of governmental healthcare programs will occur. It is impossible to predict if proposals calling for broad insurance market reform will be reintroduced in Congress or in any state legislature in the future, or if any such proposal may be enacted. Additionally, the adoption of a publicly-financed, single payor, national or state health plan may have a material adverse effect on the Company's business. At both the federal and state levels, there is also growing interest in legislation to regulate how managed care companies interact with providers and health plan members. The Company cannot predict what effect federal or state healthcare legislation or private sector initiatives will have on its PPO or TPA operations, although management of the Company believes the Company may benefit from some proposals which favor the growth of managed care. There can be no assurance that future healthcare reforms or PPO regulations will not be adopted which would have a material adverse effect on the Company.

     The Employee Retirement Income Security Act of 1974 ("ERISA"), governing employee benefit plans, permitted employers, among other mandates, to self-insure their health insurance by acting as a quasi-insurer. Employers viewed the ability to underwrite their own health claims as a result of ERISA as an opportunity to better control health costs. Regulation of TPAs falls under the auspices of the United States Department of Labor, which has strict, enforceable guidelines relative to the operation of TPAs. In addition, TPAs are subject to licensing and regulation on the state level. Typically, the only state requirements are a completed application and proof of a fidelity bond in the amount of $500,000. The Company's wholly owned subsidiary, Diversified Group Administrators, Inc. ("DGA") is licensed as a TPA in the states of Texas, Pennsylvania, Tennessee, California, Illinois, Kentucky, West Virginia and New Mexico and has filed for ERISA exemptions where required.

     The Company anticipates that federal and state legislatures will continue to review and consider alternative healthcare solutions and payment methodologies. The Company is unable to determine to what extent PPOs and TPAs will be subject to any managed care initiatives of the federal and state governments or private sector initiatives, as there is increasing emphasis on market-driven modifications. Further, the Company is unable to determine the favorable or unfavorable impact, if any, such initiatives would have on the Company's operations.

DEPENDENCE ON HEALTHCARE PROVIDERS

     The Company's PPO profitability and long-range business plans are dependent upon attracting and retaining qualified physicians, hospitals and other healthcare providers under discount and other pricing terms which permit the Company to compete with other managed care companies and insurance companies on favorable terms. The Company believes there is increasing competition from HMOs, PPOs and other healthcare plans for physicians, hospitals and other healthcare providers. There can be no assurance that the Company will be successful in maintaining existing relationships or attracting necessary healthcare providers.

CANCELLATION RIGHTS ON CONTRACTS

     Although the Company generally enters into written contracts with its clients, the majority of such contracts, including the contracts with the Company's major clients, permit cancellation upon 30 to 90 days' notice. Additionally, the Company's contracts with its clients do not require minimum payments or minimum levels of services. The exercise of such cancellation rights by, or a significant reduction in the volume of services requested by, the Company's largest clients or by a number of the Company's other clients could have a material adverse effect on the Company. See "Risk Factors Dependence on Key Clients." Two clients comprising 3% of revenue in 1995 terminated in 1996. Clients representing approximately $3,000,000 of 1996 revenues have terminated their contracts with the Company during 1997 and the first two months of 1998. Management believes that the Company will be able to replace this revenue through increased penetration of current clients, new PPO and TPA business development in 1998, marketing of its repricing and administrative services business and external growth. There can be no assurance that the Company will maintain its current client relationships or that the clients will not decrease its volume or change its fee structure.

DEPENDENCE ON COMPANY'S SENIOR MANAGEMENT

     The Company's success depends to a significant extent upon J. Ward Hunt, President and Chief Executive Officer and Robert O. Brooks, Executive Vice President and Chief Operating Officer. Neither Mr. Hunt nor Mr. Brooks is currently subject to an employment agreement and there can be no assurance that either of them will remain in the employ of the Company in the future. The loss of Mr. Hunt's or Mr. Brooks' services could have a material adverse effect on the Company. The Company does not carry key man life insurance on the life of Mr. Hunt or Mr. Brooks. The Company believes that its future success will also depend on its ability to continue to attract and retain key employees. Competition for qualified personnel in the Company's industry is intense.

MANAGEMENT INFORMATION SYSTEMS; PROPRIETARY TECHNOLOGY

     The Company's management information systems (the "MIS") is a critical component in its operations because the information processed and derived through the MIS enables the Company to negotiate price discounts for provider services and monitor utilization and other cost factors. In addition, the MIS is critical to the timely, efficient processing and/or review of provider claims. The Company relies on a combination of trade secrets and copyright protections to establish and protect its proprietary rights to the MIS. There can be no assurance, however, that the legal protections and the precautions taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections and precautions will not prevent development by independent third parties of competitive technology or products, and some companies have already developed products which, to some extent, perform functions similar to those performed by the MIS.

RELIANCE ON DATA PROCESSING

     Certain aspects of the business of the Company are dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade its data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other computer problems could have a material adverse effect on the business of the Company. The Company has reviewed all of its essential systems and believes that they are year 2000 complaint and any cost to bring non-essential systems into compliance will be immaterial. There can be no assurance, however, that an unknown issue will not arise or that any costs will exceed current expectations. There can be no assurance that the Company will not experience problems, delays or unanticipated costs in the use of its current system. Any difficulties in reviewing claims in a timely manner may adversely affect the Company's ability to attract and retain clients and/or healthcare providers and may also adversely affect the Company's ability to monitor its financial and operational performance.

CONTROL OF THE COMPANY

     Currently, The Answer Partnership, Ltd. (the "Parent") owns 2,640,000 shares, or 67.6%, of the Common Stock. As a result, the Parent in essence elects the entire Board of Directors of the Company and controls the direction and operations of the Company. Following completion of this offering, the Parent's ownership interest will continue to permit the Parent to continue to control the governance of the Company and to elect all of its directors. J. Ward Hunt, President of the Company, controls the Parent due to his position as its managing partner.

CONFLICTS OF INTEREST

     The Company is a party to a loan arrangement with Mr. Hunt, the Company's Chairman of the Board, principal shareholder, President and Chief Executive Officer, as more particularly described in "Certain Transactions". From time to time during the term and course of such arrangement, the officers and directors of the Company may be faced with potential conflicts of interest between the Company and Mr. Hunt. The officers and directors of the Company are limited only by their fiduciary duty under Delaware law to conduct themselves in a manner that is fair to the shareholders of the Company, the requirements under Delaware law of disclosure to the Board of Directors of transactions that involve interested director(s) and approval by a majority of the disinterested directors, and disclosure of interested transactions to shareholders (for transactions that require shareholder approval) and approval by a majority of the disinterested shareholders (for transactions that require shareholder approval). Management undertakes to abide by Delaware law and its fiduciary duty of fairness to shareholders if faced with conflicts in this ongoing relationship with Mr. Hunt. The Company has established no other guidelines or procedures for resolving potential conflicts. Failure by management to resolve conflicts of interest in favor of the Company may have a materially adverse affect on the Company.

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The Company's Certificate of Incorporation and Bylaws contain provisions that may discourage acquisition bids for the Company. The Company has substantial authorized but unissued capital stock available for issuance. The Company's Certificate of Incorporation contains provisions which authorize the Board of Directors, without the consent of stockholders, to issue additional shares of Common Stock and issue shares of Preferred Stock in series, including establishment of the rights, powers and preferences, including voting rights, of holders of the Preferred Stock, and grant authority to the Board to amend the Company's Bylaws. Additionally, the Company's Bylaws empower the Board to increase or decrease the number of directors, subject to certain limitations, and specify that directors will generally hold office until the next annual meeting of stockholders. These provisions may have the effect, either alone or in combination with each other, of (i) limiting the price that certain investors might be willing to pay in the future for the Common Stock, (ii) delaying, deferring or otherwise discouraging an acquisition or change in control of the Company deemed undesirable by the Board of Directors or (iii) adversely affecting the voting power of stockholders who own Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     All of the 2,640,000 shares of Common Stock owned by the Parent are eligible for sale under the Securities Act and Rule 144 promulgated thereunder. In addition, the Company has registered the sale of an aggregate of 1,071,225 unregistered shares of Common Stock on behalf of selling stockholders. Any future sales of substantial amounts of Common Stock in the open market or the availability of such shares could adversely affect the market for the Common Stock.

AUTHORIZATION OF PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 4,000,000 shares of Preferred Stock. The Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

                                  THE COMPANY

     MedicalControl, Inc. (the "Company") is a holding company of healthcare cost management and administrative services companies. The Company is comprised of three major subsidiaries, one providing managed care services, primarily through its preferred provider networks ("MedicalControl"), one providing third party administration ("TPA") services ("DGA") and one providing repricing and administrative services for preferred provider organizations ("PPOs") and certain healthcare providers ("PMSI"). MedicalControl contracts with hospitals, physicians and ancillary providers to provide access to comprehensive healthcare services on behalf of its clients and their employees or members at negotiated, discounted rates. Using PMSI's proprietary system, MedicalControl reprices resulting network provider claims to reflect negotiated terms as well as providing healthcare data analyses, reporting and related healthcare cost containment programs. DGA provides employers that self-fund their employee benefit plans a complete range of administrative and consulting services supporting such benefit plans. PMSI has developed a proprietary software system that reprices network provider claims to reflect negotiated terms and provides data analyses, reporting and cost containment information.

     Prior to the Company's expansion into claims administration services, the Company had derived its revenues primarily from PPO network access fees. In 1994, the Company expanded its products and service offerings to clients through the acquisition of two third party administrators. By offering TPA services and other managed care services, the Company positioned itself to more effectively compete with larger insurance companies and other managed care companies by integrating its products so that clients may choose to purchase most of their healthcare services from one company. DGA also offers MedicalControl access to a cluster of self-insured clients who are candidates for MedicalControl's preferred provider networks.

     Over the past three years, MedicalControl has experienced significant change. MedicalControl has hired a new management team focused on expanding its products and service offerings as well as improving efficiencies and operations. MedicalControl believes one of the keys to meeting its goals for growth is delivering the highest levels of quality customer service. MedicalControl is attempting to meet and to exceed the needs of its customers, while also achieving the Company's internal goals and objectives.

     MedicalControl intends to expand through internal growth of the PPO, through acquisitions and by entering new markets. MedicalControl intends to increase the penetration of its target markets by offering clients a more complete range of managed healthcare services designed to minimize the cost of providing employee healthcare and other health benefit programs. MedicalControl is also seeking to expand through acquisitions of other PPOs or related managed care services companies. There can be no assurance that the Company will be able to increase revenues or earnings through acquisitions, operating efficiencies or otherwise.

     DGA provides services to self-funded benefit plans, insurance companies, provider-based organizations and other benefit management organizations. DGA provides complete benefit review, design and administration services to assist and direct comprehensive employee benefit programs and risk management activities. DGA currently administers over 300 self-funded plans, one fully-insured plan and over 50 risk management plans, with clients ranging from 50 to 3,000 employees. Current total covered lives exceed 80,000 located in 49 states. DGA intends to continue to market its products to self-insured employees. In 1998, DGA introduced a new fully-insured product available through an insurance company.

The Company is a Delaware corporation, incorporated in October 1989. Unless the context otherwise requires, the term the "Company" refers to MedicalControl, Inc. and its wholly-owned subsidiaries. Effective January 1, 1998, the Company transferred its managed care operations to MedicalControl and its repricing and administrative services operations to PMSI. All references to operations of MedicalControl or PMSI prior to January 1, 1998, were operations of the Company. The Company's executive offices are located at 8625 King George Drive, Suite 300, Dallas, Texas 75235 and its telephone number is (214) 630-6368.

                                USE OF PROCEEDS

     The Company will not receive any part of the proceeds from the sale of the Shares by the Selling Stockholder.

                              SELLING STOCKHOLDER

     The Shares offered hereby may be offered for sale from time to time by the Selling Stockholder. The following table provides certain information with respect to the shares of Common Stock of the Company (including the Shares) held by the Selling Stockholder.

                               Number of Shares          Number of Shares          Shares Beneficially Owned
        Name of               Beneficially Owned       Registered for Sale           After the Offering (2)
  Selling Shareholder        As of March 2, 1998              Hereby         --------------------------------------
 --------------------    ----------------------------  -------------------           Number     Percent (3)
                                                                             --------------------------------------
J. Ward Hunt                3,240,000(1)                  200,000               3,040,000         67.4
And
The Answer
Partnership, Ltd. (4)

_____________

(1) Includes 300,000 shares of Common Stock which Mr. Hunt has the right to acquire within 60 days of March 2, 1998 by the exercise of vested stock options and 240,000 shares of Common Stock which The Answer Partnership, Ltd. has the right to acquire within 60 days of March 2, 1998 by the exercise of vested stock options.

(2)  Assumes the sale of all the Shares offered hereby.

(3) The percentage shown includes shares of Common Stock actually owned and shares of Common Stock that the person had the right to acquire within 60 days of March 2, 1998. In calculating the percentage of ownership, all shares of Common Stock which the person had the right to acquire within 60 days of March 2, 1998 are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person.

(4) J. Ward Hunt has served as President of the Company since January 1989 and as Chief Executive Officer and Chairman of the Board of Directors since December 1989

     The Answer Partnership, Ltd. (the "Partnership") is a Texas limited partnership that is owned 62.5% by J. Ward Hunt and 37.5% by The Essential Endowment Trust (the "Trust"). Each of them owns a 1% general partnership interest in the Partnership, with the balance of their respective interests being held as limited partnership interests. The Partnership was organized effective as of July 3, 1992, for purposes of acquiring all of the then-issued and outstanding Common Stock of the Company. Mr. Hunt, President and Chief Executive Officer of the Company, is the Managing Partner of the Partnership and controls the day-to-day management of the Partnership. The Trust is a Texas irrevocable trust which was formed effective as of July 2, 1992, for the primary benefit of the three children of Mr. Hunt and for purposes of acquiring an interest in the Partnership. The Trust serves as a non-managing general partner of the

     Partnership. In the event that Mr. Hunt should withdraw, or cease to serve, as Managing Partner, the successor Managing Partner under the terms of the partnership agreement for the Partnership would be Hilre Lucille Hunt and Thomas R. Corbett, as Co-Trustees of the Trust. The Partnership is authorized to invest generally in any type of property and to hold or develop and to sell, exchange or otherwise dispose of all or any part of the Partnership property and carry on any other business or businesses and exercise any and all powers as may be permitted by law.


                              PLAN OF DISTRIBUTION

     The Company will receive none of the proceeds from this offering. The Shares may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder or the purchasers of Shares for whom they may act as agent. The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offering of Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The Selling Stockholder may use brokers or dealers in connection with the sale of Shares contemplated by this Prospectus and such brokers or dealers may receive fees or commissions in connection therewith. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices (including market prices or prices related thereto) determined at the time of sale or at negotiated prices.

     To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock of the Company may not simultaneously engage in market-making activities with respect to such Common Stock of the Company during such distribution or for a period of two business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock of the Company by the Selling Stockholder.

     The Company will pay the expenses incident to the offering and sale of the Shares to the public, other than commissions, concessions and discounts of underwriters, dealers or agents.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITY

     The Company has agreed to indemnify its directors in their capacity as directors of the Company against any and all liability and reasonable expense that any and all reasonable expense that may be incurred by the director or directors in connection with or resulting from (a) any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative (each, as "Proceeding"), (b) an appeal in such a Proceeding or (c) any inquiry or investigation that could lead to such a Proceeding, all to the fullest extent permitted by Section 145 of the Delaware General Corporation law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby is being passed upon by Stephanie L. McVay, Esq., Dallas, Texas.

----------------------------------------              ----------------------------------------
NO DEALER, SALESPERSON OR ANY OTHER                               200,000 SHARES OF
PERSON IS AUTHORIZED TO GIVE ANY                                    COMMON STOCK
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN CONTAINED IN
THIS PROSPECTUS AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY.  THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER
TO SELL, OR THE SOLICITATION OF AN
OFFER TO BUY, THE SECURITIES OFFERED                            MEDICALCONTROL, INC.
HEREBY TO ANY PERSON IN ANY STATE OR
OTHER JURISDICTION IN WHICH SUCH OFFER
OF SOLICITATION IS UNLAWFUL.  NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THE INFORMATION CONTAINED HEREIN
IS CORRECT AS OF ANY TIME SUBSEQUENT TO
THE DATE HEREOF.


                                                                    ---------------

                                                                      PROSPECTUS

                                   Page                             ---------------
                                   ----
Available Information.............    2
Incorporate of Certain
  Documents by Reference..........    2
Special Note Regarding Forward-                                     _____________, 199_
  Looking Statements..............    3
Risk Factors......................    4
The Company.......................    9
Use of Proceeds...................   10
Selling Stockholder...............   10
Plan of Distribution..............   11
Disclosure of Commission
  Position on Indemnification for
  Securities Act Liability........   11
Legal Matters.....................   11

----------------------------------------              ----------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


  SEC Registration Fee.........  $   303
*Printing Expenses.............    1,000
*Legal Fees and Expenses.......    2,000
*Accounting Fees and Expenses..    5,000
*Miscellaneous Expenses........    1,697
                                 -------
                 TOTAL.........  $10,000

--------------

        *Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law ("Delaware GCL") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorney's fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's By-laws provide that the Registrant shall indemnify its employees and agents as the Board of Directors may determine from time to time, to the fullest extent permitted by Section 145 of the Delaware GCL.

     Section 102 of the Delaware GCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violations of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

     The Company has also agreed to indemnify its directors in their capacity as directors of the Company against any and all liability and reasonable expense that may be incurred by the director or directors in connection with or resulting from (a) any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Proceeding"), (b) an appeal in such a Proceeding or (c) any inquiry or investigation that could lead to such a Proceeding, all to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

ITEM 16.    EXHIBITS

     5.1 Opinion of Stephanie L. McVay as to the legality of the securities being registered.
     23.1  Consent of Arthur Andersen LLP, independent public accountants.
     23.2 Consent of Stephanie L. McVay (included in her opinion filed as Exhibit 5.1).

ITEM 17.  UNDERTAKINGS

     (a)  RULE 415 OFFERINGS.

     The undersigned small business issuer hereby undertakes that it will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b)  Request for acceleration of effective date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John Ward Hunt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorney-in-fact and agent shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has dully caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 11, 1998.


                                         REGISTRANT:


                                         MEDICALCONTROL, INC.


                                         BY: /s/ JOHN WARD HUNT
                                             -------------------------
                                             JOHN WARD HUNT, PRESIDENT

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Name                              Title                                    Date
     ----                              -----                                   ------

/s/ JOHN WARD HUNT                     PRESIDENT, CHIEF EXECUTIVE OFFICER,     3/11/98
-------------------------------------  CHIEF FINANCIAL OFFICER, CHIEF
JOHN WARD HUNT                         ACCOUNTING OFFICER AND CHAIRMAN OF
                                       THE BOARD OF DIRECTORS

/s/ DAVID A. HANSON                    VICE PRESIDENT, FINANCE AND ACCOUNTING  3/11/98
-------------------------------------  (CHIEF ACCOUNTING OFFICER)
 DAVID A. HANSON

/s/ ROBERT O. BROOKS
-------------------------------------  EXECUTIVE VICE PRESIDENT AND CHIEF      3/11/98
ROBERT O. BROOKS                       OPERATING OFFICER

                                       DIRECTOR
-------------------------------------
ROBERT W. PHILIP

/s/ WILLIAM L. AMOS, JR.
-------------------------------------  DIRECTOR                                3/11/98
WILLIAM L. AMOS, JR., M.D.

/s/ D. SAMUEL COATS                    DIRECTOR                                3/11/98
-------------------------------------
D. SAMUEL COATS


                                 EXHIBIT INDEX


        Exhibit    Description of                                        Page
        Number        Exhibit                                           Number

          5.1  Opinion of Stephanie L. McVay, as to the legality of
               the securities being registered.....................

         23.1  Consent of Arthur Andersen LLP, independent
               public accountants..................................

         23.2  Consent of Stephanie L. McVay (included in her
               opinion filed as Exhibit 5.1).......................